CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" within the Prospectus and Statement of Additional Information of Tortoise Tax-Advantaged Social Infrastructure Fund, Inc. and to the use of our report dated March 21, 2018, with respect to the financial statements of Tortoise Tax-Advantaged Social Infrastructure Fund, Inc. as of March 6, 2018, in the Registration Statement (Form N-2) and related Prospectus of Tortoise Tax-Advantaged Social Infrastructure Fund, Inc. to be filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-222070).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 21, 2018